Exhibit 5.1

SARA-LANE SIREY PROFESSIONAL CORPORATION

October 10, 2005

Gastar Exploration Ltd.

1331 Lamar Street, Suite 1080

Houston, Texas 77010

Ladies and Gentlemen:

This opinion is delivered in connection with a Registration Statement on Form S-1, (the “Registration Statement”) of Gastar Exploration Ltd., a corporation organized under the laws of the Province of Alberta, Canada (the “Company”), relating to the registration of 23,961,831 common shares of the Company (the “Common Shares”).

In connection with rendering this opinion, we have examined or are familiar with the Articles of Incorporation of the Company, as amended to the date hereof, the Bylaws of the Company, as amended to the date hereof, the corporate proceedings with respect to the issuance of the Common Shares, the Registration Statement, and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid records, certificates and documents.

Subject to the foregoing and the additional qualifications, limitations and additional assumptions set forth below, we are of the opinion that:

1.	The Company is a corporation duly organized and legally existing under the laws of the Province of Alberta, Canada and is in good standing under said laws.

2.	The Board of Directors of the Company has duly authorized the issuance of the Common Shares, and the Common Shares are duly authorized and validly issued, fully paid and non-assessable.

3.	The Board of Directors of the Company has duly authorized the issuance of the Common Shares upon the exercise of the common share warrants described in the Registration Statement (“Warrants”) pursuant to which Common Shares are issuable upon exercise and upon the conversion of the Company’s 9.75% convertible senior unsecured subordinated debentures (“Debentures”), and when issued and delivered in accordance with the provisions of the Warrants or Debentures and the related indenture, such Common Shares will be duly authorized and validly issued, fully paid and non-assessable.

October 10, 2005

4.	The Board of Directors of the Company has duly authorized the issuance of a number of shares of Common Shares to be issued at various future dates for no additional consideration in connection with the issuance of an aggregate of US$20,000,000 principal amount of the Company’s 6% senior secured notes (“Notes”), and when issued and delivered in accordance with the provisions of the Notes and the related purchase agreement, such Common Shares will be duly authorized and validly issued, fully paid and non-assessable.

We hereby consent to the reference to us under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement, but we do not thereby admit that we are within the class of persons whose consent is required under the provisions of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

The opinion expressed herein is limited exclusively to the laws of the Province of Alberta, Canada.

Yours truly,

Sara-Lane Sirey Professional Corporation

/s/ Sara-Lane Sirey Professional Corporation

888, 900-6TH AVENUE SW • CALGARY, ALBERTA • T2P 3K2

PHONE: 403-237-6549 • FAX: 403-237-6518

EMAIL: sls@sapphirehorizons.com

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